UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 25, 2007

Torbay Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25417	52-2143186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2967 Michelson Dr Ste G444, Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 200-7569

N/A
(Former Name and Address if Changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

William T. Large resigned as a Director of the Company effective immediately on September 25, 2007 citing limited communications with Board members. Mr. Large had also been the President and Chief Executive Officer of the Company until he resigned those positions on June 29, 2007 when the Company sold the Designer Applications business to Mr. Large as part of a significant financial restructuring and change in the Company’s strategic business direction. Designer Appliances is in the business of selling various computer mouse products and related software. Mr. Large’s letter of resignation is attached as an exhibit to this report.

On September 26, 2007 the Board elected Dr. Harvey Altholtz, DMD, to fill the vacancy created by Mr. Large’s resignation.

Since 2000 Dr. Altholtz has been actively involved in tax, insurance, and investment planning for high net worth individuals as a financial advisor for Wealth Strategy Partners, LLP. Wealth Strategy Partners, LLP is the general partner of The Black Diamond Fund, LLLP which became a significant investor in the Company on June 29, 2007 when it purchased 7,500,000 shares our Series B Preferred Stock and 35,000,000 shares of our common stock for $1,778,000. Dr. Altholtz obtained his undergraduate and graduate education at the University of Pittsburgh.

There were no arrangements between the Company and anyone else pursuant to which Dr. Altholtz was elected a director of the Company.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.  Description

17.1	Letter of Resignation from the Board of Directors from William T. Large dated September 25, 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2007	By:	/s/ Richard K. Lauer
Name: Richard K. Lauer
Title: Chief Executive Officer